UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2007

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On January 25, 2007, we entered into a credit agreement, together with a post-closing agreement and related security and other ancillary agreements, with Citigroup Global Markets Realty Corp., as lender and agent. Citigroup, as lender, may syndicate its commitment under the credit agreement to other lenders, subject to certain limitations. This credit facility replaces a line of credit with Silicon Valley Bank, which was in place from July 17, 2003 until it expired on September 28, 2006.

The post-closing agreement requires us to deliver to Citigroup certain collateral-related documents before we draw upon this credit facility. If we are not able to deliver all the required documents by March 31, 2007, Citigroup may terminate the credit agreement. Certain fees paid to Citigroup in connection with the credit facility would be non-refundable.

Under the terms of the credit agreement and subject to satisfaction of the post-closing agreement requirements, Citigroup will extend a revolving line of credit equal to the lesser of $50 million or amounts available pursuant to a borrowing base calculation. As of January 26, 2007 and subject to satisfaction of the post-closing agreement requirements, we will be able to borrow $50 million under the credit agreement. We may request that an additional $50 million be added to the revolving line of credit. The credit agreement requires us to use proceeds exclusively for working capital and general corporate purposes. As of January 26, 2007 we have no plans to draw upon the revolving line of credit, but may do so in the future.

Borrowings under the credit agreement are secured by a first-priority security interest on substantially all of our assets (except for certain intellectual property held by our subsidiaries and certain other assets). Borrowings under the credit agreement will bear interest at a rate equal to 1-month LIBOR for U.S. dollar deposits plus 4.0%, but during an event of default, the interest rate becomes 2.0% above the rate in effect immediately before the event of default.

The credit agreement includes, among other terms and conditions, limitations on the Company’s ability to create, incur, assume or be liable for indebtedness (other than certain types of permitted indebtedness); dispose of assets outside the ordinary course (subject to certain exceptions); acquire, merge or consolidate with or into another person or entity (other than certain types of permitted acquisitions); create, incur or allow any lien on any of its property or assign any right to receive income (except for certain permitted liens); make investments (other than certain types of investments); or pay dividends or make distributions (each subject to certain exceptions). Our previous line of credit with Silicon Valley Bank contained restrictive covenants with generally similar limitations.

The credit agreement also contains a requirement that the Company maintain certain financial ratios, tangible net worth levels, and minimum cash requirements. Assuming the post-closing agreement requirements are satisfied, the credit agreement terminates and any and all borrowings are due on January 25, 2010, but may be terminated earlier by us without penalty upon written notice and prompt repayment of all amounts borrowed.

The foregoing description of the credit agreement is qualified in its entirety by reference to the provisions of the credit agreement, which we will file as an exhibit with our annual report on Form 10-K for the fiscal year ending January 31, 2007.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s ability to borrow amounts under the credit facility. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: January 26, 2007	By:	/s/ Steven Sordello
Steven Sordello
SVP & Chief Financial Officer
(Principal Accounting Officer)